EXHIBIT 10.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, MA 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

August 23, 2013

BY HAND

PERSONAL AND CONFIDENTIAL

Jonathan Lieber

4 High Rock Terrace

Chestnut Hill, MA 02467

Re:     Separation Agreement

Dear Jon:

This letter confirms your separation from employment with Repligen Corporation (the “Company”), effective August 23, 2013 (the “Termination Date”) and sets forth the terms of a proposed agreement relating to your separation (the “Separation Agreement”).

I. Entitlements and Obligations

As you know, you and the Company entered into an employment agreement dated September 20, 2012 (the “Employment Agreement”). In connection with the ending of your employment, and regardless of whether you enter into the Separation Agreement, the Company will pay you the Accrued Obligations, defined in the Employment Agreement as: (i) the portion of your Base Salary that has accrued prior to any termination of your employment with the Company that has not yet been paid; (ii) an amount equal to the value of your accrued unused vacation days; and (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, including reimbursement in the amount of $575.80 for a plane ticket previously purchased, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy. In addition, you have the right to continue group medical and dental care coverage after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice. This will also confirm that unless you enter the proposed Separation Agreement below, none of the Restricted Stock Award or the Option Grant (each as defined in the Employment Agreement) or any other equity award(s) made to you under the Company’s 2012 Stock Option and Incentive Plan or otherwise have vested and thus all are forfeited as of the Termination Date.

II. Separation Agreement

In addition, because your employment is being terminated without Cause for the purposes of the Employment Agreement, you are eligible to receive the Termination Benefits, as defined in the Employment Agreement, subject to your execution and non-revocation of this Separation Agreement which includes a general release in favor of the Company.

Jonathan Lieber

August 23, 2013

The remainder of this letter constitutes the proposed Separation Agreement between you and the Company referenced in Section 8 of the Employment Agreement. The purpose of this Separation Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive the Termination Benefits.

You acknowledge that you are entering into this Separation Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Separation Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1. Resignation from Employment

This confirms your separation from employment with the Company effective on August 23, 2013 (the “Termination Date”). You further confirm that you have resigned from any and all other positions that you hold with the Company including, without implication of limitation, as a director, trustee, and officer, or with any subsidiary or other affiliate of the Company, effective on the Termination Date.

2. Severance Benefits

(a) Severance Pay. As consideration for you entering this Separation Agreement, you shall be entitled to the following Termination Benefits for a period of six months:

(i)	continuation of your base salary at your current rate in effect in accordance with the terms of the Company’s standard payroll schedule (“Salary Continuation Payments”); and

(ii)	if you elect COBRA, continuation of group health plan benefits to the extent authorized and consistent with 29 U.S.C. § 1161 et seq., (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Termination Date.

The Salary Continuation Payments shall commence after the Effective Date of this Separation Agreement as defined in Section 7(h).

Jonathan Lieber

August 23, 2013

(b) None of the Restricted Stock Award or the Option Grant (each as defined in the Employment Agreement) or any other equity award(s) made to you under the Company’s 2012 Stock Option and Incentive Plan or otherwise have vested. Notwithstanding the foregoing, upon the Effective Date of this Separation Agreement, the Company will accelerate the vesting with respect to 22,000 shares of Stock Options so that such Stock Options are vested as of the Effective Date. The 22,000 shares of Stock Options shall be exercisable for a period of three months after the Termination Date.

(c) Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to the payment under this Separation Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payment under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3. Confidentiality, Non-Solicitation and Patent Agreement

You acknowledge and affirm your ongoing obligations under the terms of your Confidentiality, Non-Solicitation, and Patent Agreement (“the “Confidentiality Agreement”) which is attached hereto as Exhibit A and incorporated herein by this reference. You are bound by the terms of your Confidentiality Agreement regardless of whether you execute this Separation Agreement, including the confidentiality and non-solicitation obligations detailed therein.

4. Return of Property

You confirm that on or before the Termination Date you will return to the Company, all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Termination Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

5. Releases of Claims

(a) Your Release of Claims. In consideration for, among other terms, the severance payments discussed in Section 2, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its subsidiaries or other affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former

Jonathan Lieber

August 23, 2013

officers, trustees, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Separation Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act);

•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees;

provided, however, that this release shall not affect your rights under this Separation Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorneys’ fees or costs from any of the Releasees with respect to any Claim released by this Separation Agreement. As a material inducement to the Company to enter into this Separation Agreement, you represent that you have not assigned any Claim to any third party. It is hereby acknowledged that if the severance payment is not paid, or is suspended or recouped pursuant to applicable law, this release shall be null and void.

(b) Release of Company’s Claims. In consideration for, among other terms, your release of Claims pursuant to the preceding subsection, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Separation Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that the Company does not release you from any civil Claim of fraud or other conduct that satisfies the elements of a criminal offense (“Excepted Claims”). The undersigned has no knowledge or reason to believe that the Company has any Excepted Claim against you.

Jonathan Lieber

August 23, 2013

6. Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, trustees, shareholders, employees or agents. You represent that no such disparaging statements have previously been made. The Company agrees to direct those officers and directors who it informs of this Agreement not to make any disparaging statements about you to anyone outside the Company and represents that it is not aware that any such disparaging statements have previously been made. These nondisparagement obligations shall not in any way affect your or the Company’s obligation to testify truthfully in any legal proceeding or to respond accurately with respect to any regulatory inquiry.

7. Other Provisions

(a) Termination and Return of Payment. If you breach any of your obligations under this Separation Agreement, including without limitations your obligations under the Confidentiality Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend its payment to you under this Separation Agreement. To the extent that such payment has already been made, you will be obligated to return such payment to the Company upon demand. The termination, suspension or recoupment of such payment in the event of your breach will not affect your continuing obligations under this Separation Agreement including the Confidentiality Agreement. In addition, if you pursue a court action or arbitration in which you seek any remedy based on any Claim that is within the scope of Claims that you state that you are releasing in this Separation Agreement, the Company shall have the right to terminate, suspend or recoup its payment to you under this Separation Agreement; provided that the Company shall not seek recoupment if you bring any Claim based on the Age Discrimination in Employment Act with respect to which you assert that your release in this Agreement is ineffective, except to the extent that a court determines in its discretion to award restitution, recoupment or setoff to the Company in accordance with applicable law.

(b) Absence of Reliance. In signing this Separation Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c) Enforceability. If any portion or provision of this Separation Agreement including the Confidentiality Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Separation Agreement including the Confidentiality Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Separation Agreement including the Confidentiality Agreement shall be valid and enforceable to the fullest extent permitted by law.

Jonathan Lieber

August 23, 2013

(d) Waiver. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement including the Confidentiality Agreement, or the waiver by a party of any breach of this Separation Agreement including the Confidentiality Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 3, 4 and 6 (including the related continuing promises under the Confidentiality Agreement) (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. If the Company prevails in any action to enforce any of the Specified Sections, then you also shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in enforcing any of the Specified Sections.

(f) Governing Law; Interpretation. This Separation Agreement including the Confidentiality Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Separation Agreement including the Confidentiality Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Separation Agreement.

(g) Entire Agreement. This Separation Agreement, including the Confidentiality Agreement which has been incorporated herein by reference, constitute the entire agreement between you and the Company. This Separation Agreement supersedes any previous agreements or understandings between you and the Company.

(h) Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Separation Agreement. To accept this Separation Agreement, you must return a signed original of this Separation Agreement so that it is received by Walter Herlihy at or before the expiration of the Consideration Period. If you sign this Separation Agreement before the end of the Consideration Period, you acknowledge by signing this Separation Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Separation Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Separation Agreement, you have the right to revoke this Separation Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by Walter Herlihy at or before the expiration of the seven (7) day revocation period. This Separation Agreement shall not become effective or enforceable during the revocation period. This Separation Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

Jonathan Lieber

August 23, 2013

Please indicate your agreement to the terms of this Separation Agreement by signing and returning to Walter Herlihy the original of this letter within the time period set forth above.

Very truly yours,

REPLIGEN CORPORATION
By:	/s/ Walter C. Herlihy	9/9/13

Date

You are advised to consult with an attorney before signing this Separation Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Separation Agreement and that you are knowingly and voluntarily entering into this Separation Agreement.

/s/ Jonathan Lieber	9/10/13

Jonathan Lieber	Date

Attachment A: Confidentiality, Non-Solicitation, and Patent Agreement